Exhibit 10(x)


September 25, 2002

Mr. Gregory Thompson
3923 NW 53rd Street
Boca Raton, FL 33486


Dear Greg:

We are pleased to confirm our offer of the position of Senior Vice President and Chief Financial Officer reporting directly to A. Malachi Mixon, III, Chairman and CEO.

     The following represents the terms and conditions of your employment:

1.       Salary

     Your starting base salary for this position will be $26,250.00 per month, which is $315,000 when calculated on an annual basis.

2.       Bonus

     Beginning in January, 2003, as a member of Invacare's senior management group, your target bonus eligibility will be at the seventy-fifth (75th) percent bonus level. This bonus will be based on corporate performance. For 2002, you will receive a prorata portion of any bonus earned under the plan based on your start date. For 2003, we will guarantee a minimum bonus payment of $70,000, regardless of performance.

3.       Sign-On Bonus

     You will receive a sign-on bonus in the amount of $26,000, payable upon the first day you commence employment with Invacare Corporation, providing that date is on or before November 4, 2002.

4.       Stock Option Program

     Upon acceptance of our offer, you will be eligible to receive non-qualified options to purchase 50,000 shares, without par value, of Invacare stock pursuant to the Company's Executive Stock Option Plan. Stock options vest at a rate of 25% per year with an exercise period of ten (10) years. Additionally, you will receive non-qualified options to purchase 32,000 shares, without par value, as a participant of the Annual Executive Stock Option Program.
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5.       Restricted Stock

     Upon acceptance of our offer, you will be eligible to receive a restricted stock grant in the amount of 4,600 shares. Restrictions lapse at 25% per year. Subject to review and approval by the Compensation Committee of the Board of Directors of Invacare Corporation, you will be eligible to receive restricted stock grants on an annual basis.

6.       Automobile Leasing & Insurance Program

     You will be eligible to participate in Invacare's automobile leasing program. Under this program, the Company will provide a monthly allowance of $850 for auto leasing purposes. The details of this plan will be covered with you upon your employment with Invacare. In addition to the leasing program, personal auto insurance will be provided for all automobiles owned by you and your spouse.

7.       Benefits

     Medical - You will be eligible to participate in CHOICEPlus, Invacare's flexible benefits program. CHOICEPlus includes medical, dental and vision coverage, as well as increased term life insurance for eligible dependents. This program will be available to you on the first day of the month following employment. In addition, you will be eligible for the Company's Life Insurance, Short and Long Term Disability, Retirement Plan and Educational Assistance programs. The average benefit package adds approximately 28% to your base salary.

     Retirement Plan - Invacare offers a qualified plan, The Invacare Retirement Savings Plan, and a non-qualified plan, The 401(k) Plus Benefit Equalization Plan ("Plus Plan"). The Invacare Retirement Savings Plan includes a 401(k) program, Employer Match and Invacare Quarterly Contribution (IQC). The Plus Plan is offered to those individuals whose annual income exceeds $90,000 and includes an enhanced employee contribution plan along with the Employer Match and Invacare Quarterly Contribution. The Plus Plan allows you to contribute up to 50% of your compensation. Invacare will make matching contributions equal to 100% of the first 1% of your salary deferrals, plus 50% of the next 2% of your salary deferrals after you have completed six months of service. The Quarterly Contribution is equal to 4% of your eligible earnings and will be made at the conclusion of each calendar quarter after you have completed six months of service. You do not have to contribute to either Plan to receive the Quarterly Contribution.

     Vacation - You are eligible for three weeks vacation beginning in January 2003.
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8. Executive Benefits (Additional details of each of these plans are enclosed)

     Supplemental Executive Retirement Plan (SERP) - You will be eligible to participate in the Invacare SERP. The SERP is a non-qualified plan that provides retirement income to supplement income available from Invacare's qualified plans and to supplement the 401(k) Plus Plan. The Target Retirement Ratio is 50% of final compensation. You will receive a service credit of five (5) years to count toward the fifteen (15) year service requirement.

     Life Insurance Plan - You will be eligible to participate in the Executive Life Insurance plan. This plan provides a level of death benefit equal to three (3) times compensation at pre-retirement and one (1) times final compensation at post-retirement.

     Disability Income Plan - You will be eligible to participate in the Executive Disability Income Plan. This disability plan, combined with the Invacare Group Long Term Disability Income plan, can provide disability income of up to 70% of your compensation.

     Health Management Program - You will be eligible to participate in the Executive Health Management Program. Through this program, you will be entitled to one physical exam every two years performed at the Cleveland Clinic Department of Preventative Medicine.

     Club Membership - You are eligible to become a member of a golf/social club of your choosing. Invacare Corporation will pay all initiation fees and annual membership dues.

     Personal Liability - Invacare will also provide 5 million dollars of personal umbrella coverage over certain underlying retention amounts. This coverage provides you with liability coverage anywhere in the world subject to the terms and conditions of the policy. This coverage will become effective on January 10, 2003 upon the policy renewal.

9.       Relocation

     You will be entitled to all benefits under Invacare's Relocation policy, including home sale and purchase assistance, movement of household goods and temporary living up to six months. You will also receive a one-time lump payment of $15,000 to offset miscellaneous expenses you may incur during your move. You will be eligible to receive the relocation benefits outlined in the attached policy for up to two years from your date of hire.

10.      Severance

     If you are terminated for any reason other than cause during your employment, you will be provided one year of salary continuation as severance pay. You will also receive a prorata portion of your target bonus based on the date of termination. In addition, Invacare will continue to provide health insurance during your severance period, or until you obtain employment that provides you with such coverage, whichever comes first.
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     Termination  for cause is  defined  as fraud,  misrepresentation,  theft or embezzlement of company assets, intentional violations of law or company policies or a substantial failure to perform assigned duties.

11.      Change of Control

     The Change in Control agreement would include provisions for a lump sum cash amount equal to three (3) times annual base salary plus target bonus and continued participation in the Company's employee benefit plans, as described in more detail in the enclosed Change in Control Agreement.

This offer is contingent upon verification of employment under the provisions of the Immigration Reform and Control Act of 1986. Upon reporting to work, you will be required to present your Social Security card or birth certificate and state-issued photo identification.

You will be required to review and sign a non-compete agreement and a conflict of interest document as a condition of your employment.

This offer is also contingent upon you successfully completing a pre-employment drug screen, post-offer physical examination and reference-checking process. Please contact Ann Wilgor at 440/329-6906 to arrange for your drug screen and post-offer physical examination.

     Greg, we are excited at the prospect of you joining the Invacare team. Upon signing this offer, a mutually agreed upon start date will be determined. In the interim, if there are any questions regarding this offer, please contact me at 440/329-6427.

                                 Sincerely,


                                 /s/Thomas Kroeger
                                 -----------------
                                 Thomas Kroeger
                                 SVP, Human Resources



I acknowledge acceptance of this offer and its conditions for the position of Senior Vice President and Chief Financial Officer, and have signed two copies of this letter and am returning one to your attention.



/s/ Gregory C. Thompson                              October 2002
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Signature                                            Date